Exhibit 99.1

Enphase Surpasses 1GW of Microinverter System Shipments

Enphase ships over 100MW during fourth quarter 2013

PETALUMA, Calif. – January 15, 2014 – Enphase Energy, Inc. (NASDAQ: ENPH), today announced a company milestone of 1GW (AC) of Enphase® Microinverters shipped worldwide to date. In 2008, the company launched its first-generation microinverter system in North America. In five years the company has brought to market three succeeding technology generations while also expanding internationally.

During the fourth quarter of 2013, Enphase shipped 107MW (AC) of microinverter systems. This is an increase of 14 percent compared to the third quarter of 2013 and an increase of 30 percent year-over-year.

“We continued to see very strong business momentum during the fourth quarter, mainly driven by a healthy residential solar market in the U.S.,” said Paul Nahi, CEO of Enphase. “During the fourth quarter, shipments exceeded 100MW of microinverter systems for the first time, marking another record quarter.”

Enphase previously announced on November 5, 2013, that it expected revenue during the fourth quarter of 2013 to be within a range of $62 million to $65 million. As a result of the strong business momentum, Enphase currently expects revenue for the fourth quarter of 2013 to be within a range of $66 million to $67 million.

The company will release financial results for the fourth quarter of 2013 and full year 2013 in late February 2014.

As previously announced, Kris Sennesael, CFO of Enphase, will attend and present at the Needham Growth Conference in New York today.

About Enphase Energy, Inc.

Enphase Energy delivers microinverter technology for the solar industry that increases energy production, simplifies design and installation, improves system uptime and reliability, reduces fire safety risk and provides a platform for intelligent energy management. Our semiconductor-based microinverter system converts energy at the individual solar module level and brings a systems-based, high technology approach to solar energy generation. Connect with Enphase on Facebook and follow us on Twitter. www.enphase.com

Contact

Christine Bennett, Enphase Energy

Global Corporate Communication Manager

pr@enphaseenergy.com

+1-707-763-4784

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to Enphase Energy’s expected fourth quarter financial performance and market demands for its microinverters. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including the completion of the company’s closing processes for the fourth quarter and full year of 2013 and the risks included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and Form 10-Q for the quarter ended September 30, 2013, which are on file with the SEC and available on the SEC’s website at www.sec.gov. All information set forth in this press release is as of January 15, 2014. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Enphase Energy®, the Enphase logo and other trademarks or service names are the trademarks of Enphase Energy, Inc.